Exhibit 99.1
AMENDMENT TO CONFIDENTIALITY AGREEMENT
     This Amendment to Confidentiality Agreement (“Amendment”) is entered into as of the 15th day of January, 2011, by and between Evolving Systems, Inc. (“Evolving Systems”) and Karen Singer, as Trustee of the Singer Children’s Management Trust and Gary Singer (collectively, “Recipient”).
RECITALS
A.	Evolving Systems and Recipient entered into a Confidentiality Agreement (“Agreement”), effective November 26, 2010, with a term extending through January 15, 2011; and

B.	The parties desire to extend the term of the Agreement as described below.
In consideration of the above and the covenants contained in this Agreement, the parties agree as follows:
1.	Extension of Term of Agreement.
Section 5(b) of the Agreement is amended to state as follows:
(b) This Agreement shall be effective through January 31, 2011. No such termination shall affect the application of this Agreement to any disclosures made prior to the termination of this Agreement.
The remaining provisions of the Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

EVOLVING SYSTEMS, INC.		GARY SINGER

By:	/s/ Anita T. Moseley	/s/ Gary Singer
Anita T. Moseley

Title: Sr. Vice President & General Counsel
KAREN SINGER, Trustee of the Singer Children’s Management Trust

/s/ Karen Singer